Exhibit 3.185
CERTIFICATE OF FORMATION
OF
RICHLAND WASHINGTON, L.L.C.
1.	The name of the limited liability company is Richland Washington, L.L.C.
2.	The address of the registered agent in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     In WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Richland Washington, L.L.C. this 10th day of December, 2003.

/s/ Samuel Kovitz
Sam Kovitz, Authorized Person